Lion Copper & Gold Announces Leadership Transition

John Banning Appointed CEO to Lead Company Through Next Phase of Development

Yerington, Nevada--(Newsfile Corp. - April 7, 2025) - Lion Copper and Gold (OTCQB: LCGMF) (CSE: LEO) ("Lion CG" or "the Company") is pleased to announce a strategic leadership transition as the Company advances its flagship Yerington Copper Project.

Steven Dischler has stepped down as Chief Executive Officer (CEO), effective April 4, 2025. He will transition to a newly created role as Director of Community Relations, where he will focus on enhancing stakeholder engagement and fostering relationships with local communities in Mason Valley.

The Board of Directors has appointed John Banning, previously serving as Chief Operating Officer (COO), as the new CEO, effective immediately. Mr. Banning will lead the Company through the completion of its upcoming Pre-Feasibility Study, and subsequent development phases of the Yerington Copper Project.

C. Travis Naugle, Co-Chairman of Lion CG, commented: "On behalf of the Board of Directors, I would like to express our sincere gratitude to Steve Dischler for his exemplary leadership and dedication to the Company. Under Steve's guidance, the Company has achieved significant milestones, most notably the successful return of our critical water rights essential for the Project's advancement. John's project and operational experience positions him ideally to lead our Pre-Feasibility Study completion and future Feasibility Study. The Board has structured John's compensation to include significant performance warrants that align directly with increasing shareholder value and the Company's long-term success. We firmly believe in the tremendous potential of the Yerington Copper Project and have designed our executive incentives to ensure our leadership team is fully aligned with realizing that value for our shareholders."

As part of Mr. Banning's executive compensation package, the Company has granted the following performance options:

  3,750,000 performance options with an exercise price of US$0.08 per share, vesting upon the Company achieving a market capitalization of US$100,000,000.
  An additional 3,750,000 performance options with an exercise price of US$0.08 per share, vesting upon the Company achieving a market capitalization of US$200,000,000.

John Banning commented: "I am honored to take on the role and lead Lion Copper and Gold during this extraordinary domestic copper climate and incredibly exciting development phase of the Company's Yerington Copper Project in Nevada," said Mr. Banning. "I look forward to working with Lion CG's talented team to continue developing the potential of our assets, driving value and growth for our stakeholders."

The leadership transition aligns with Lion CG's commitment to advancing the Yerington Copper Project as a future cornerstone of domestic copper production, supporting the growing demand for critical metals essential to the clean energy transition and national security.

About Lion CG

Lion Copper and Gold Corp. is advancing its flagship copper project in Yerington, Nevada through an Option to Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

Further information can be found at www.lioncg.com.

On behalf of the Board of Directors

Co-Chairman

775-463-9600

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

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